UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 8, 2014

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 8, 2014, the board of directors (the "Board") of The Hartford Financial Services Group, Inc. (the "Company") elected Julie Richardson as a new director of the Board, effective immediately. Ms. Richardson was appointed to serve on the Board’s Audit Committee and Finance, Investment and Risk Management Committee ("FIRMCo").

The Board has determined that Ms. Richardson does not have a direct or indirect interest in any transaction with the Company that would qualify as a related party transaction under Item 404(a) of Regulation S-K, and meets the applicable independence requirements of the New York Stock Exchange and the Company's Corporate Governance Guidelines.

Ms. Richardson will receive, as part of her compensation, $2,500 for each Board meeting attended and, with the exception of FIRMCo, $2,000 for each committee meeting attended. The Company also will provide Ms. Richardson with $100,000 of Group Term Life and $750,000 of Accidental Death and Dismemberment insurance and will reimburse her for all travel expenses incurred in connection with her Board service.

In addition, as compensation for the remainder of the 2013-2014 Board service year, she will also receive a pro rata portion of the compensation for non-employee directors described in the Company’s 2013 proxy statement filed with the Securities and Exchange Commission on April 5, 2013, including a prorated annual cash retainer of $24,400, payable immediately, and a prorated restricted stock award valued at $56,300 that will be granted on the second trading day following the filing of the Company’s Form 10-K for the year ended December 31, 2013, based on the Company’s closing stock price on the grant date. The award will fully vest on the last day of the 2013-2014 Board service year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

January 9, 2014	By:	Alan J. Kreczko

Name: Alan J. Kreczko
Title: Executive Vice President and General Counsel